Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION OF

BG MEDICINE, INC.

It is hereby certified that:

FIRST:	The name of the corporation is BG Medicine, Inc. (the “Corporation”).

SECOND:	The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out Section A of Article Fourth in its entirety and by substituting in lieu of the following:

“A. Designation and Number of Shares.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Upon the effectiveness of the certificate of amendment to the restated certificate of incorporation containing this sentence, each four (4) shares of the Common Stock issued and outstanding as of the date and time immediately preceding 5:00 p.m. on July 8, 2015, the effective time of a reverse stock split (the “Split Effective Time”), shall be automatically changed and reclassified, as of the Split Effective Time and without further action, into one (1) fully paid and non-assessable share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock at the Split Effective Time who would otherwise be entitled to a fraction of a share of Common Stock shall, in lieu of such fractional share, be entitled to receive one whole share of Common Stock by virtue of rounding up such fractional share to the next highest whole share.”

THIRD:	The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, effective as of this 8th day of July 2015.

BG Medicine, Inc.

By:	/s/ Paul R. Sohmer, M.D.
Paul R. Sohmer, M.D.
President & Chief Executive Officer